FOR IMMEDIATE RELEASE


                 P&G REACHES AGREEMENT IN SECURITIES LITIGATION
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     CINCINNATI, June 8, 2001-The Procter & Gamble Company today announced it has reached an agreement in principle to settle the securities class action litigation filed against it in connection with the company's March 2000 earnings announcement. Under the agreement, the company will pay $49 million in cash. The settlement is subject to confirmatory discovery, final documentation and court approval. Details regarding the settlement will be communicated to potential class members prior to final court approval.

     "In the end, this was a business decision," said P&G president and chief executive A. G. Lafley. "The settlement in no way changes our belief that we have always complied fully with our obligations under the securities laws. Nonetheless, we are pleased to put the matter behind us and eliminate this distraction from our single-minded focus on restoring the company's long-term growth."

     The company confirmed it remains comfortable with the range of analysts' estimates for core earnings-per-share growth for the quarter. This includes the estimated impact of the securities litigation settlement on core earnings.

     This news release contains forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made. These include the receipt of final court approval of the settlement described in this release, the achievement of the business unit volume and income growth projections, the achievement of the company's cost containment goals, and the timely divestiture of assets within the company's ongoing minor brand divestiture program, as well as factors listed in Management's Discussion and Analysis of Financial Condition and Results of Operations in the company's most recently filed Forms 10-K and 8-K.

     Procter & Gamble markets approximately 300 brands to nearly five billion consumers in over 140 countries. These brands include Tide(r), Ariel(r), Crest(r), Pantene Pro-V(r), Always(r), Whisper(r), Pringles(r), Pampers(r), Olay(r), Iams(r) and Vicks(r). Based in Cincinnati, Ohio, USA, P&G has on-the-ground operations in over 70 countries. For more information on P&G and its products, please visit our worldwide website at http://www.pg.com.

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P&G CONTACTS:
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Linda Ulrey     (513) 983-8975
Martha Depenbrock       (513) 983-5366